SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                             Exchange Act of 1934
                              (Amendment No.   )

       Filed by the Registrant  [ X ]

       Filed by a Party other than the Registrant  [   ]

       Check the appropriate box:

       [   ]Preliminary Proxy Statement   [   ]Confidential, for
                                               Use of the Commission
                                               Only (as Permitted by
                                               Rule 14a-6(e)(2))
       [ X ]Definitive Proxy Statement

       [   ]Definitive Additional Materials

       [   ]Soliciting Material Pursuant to Section 240.14a-11(c) or
            Section 240.14a-12

                            Thermo Optek Corporation
                     ------------------------------------
                 (Name of Registrant as Specified in Charter)



                    --------------------------------------
         (Name of Person(s) Filing Proxy Statement, if other than the
                                  Registrant)

       Payment of Filing Fee (Check the appropriate box):

       [ X ]No fee required.

       [   ]Fee computed on table below per Exchange Act Rules
                 14a-6(i)(4) and 0-11.
            (1) Title of each class of securities to which transaction applies: ______________________________________________
            (2) Aggregate number of securities to which transaction applies: ______________________________________________
            (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined): _________________________
            (4)  Proposed maximum aggregate value of transaction: ______
            (5)  Total fee paid: _______________________________________

       [   ]Fee paid previously with preliminary materials.

       [   ]Check box if any part of the fee is offset as provided by
            Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the
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





            Form or Schedule and the date of its filing.
            (1)  Amount Previously Paid: _______________________________
            (2)  Form, Schedule or Registration Statement No.: _________
            (3)  Filing Party: _________________________________________
            (4)  Date Filed: ___________________________________________

       Notes:





       AA971210061
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












       THERMO OPTEK CORPORATION
       8E Forge Parkway
       Franklin, Massachusetts 02038

                                                          April 29, 1997

       Dear Stockholder:

            The enclosed Notice calls the 1997 Annual Meeting of the Stockholders of Thermo Optek Corporation. I respectfully request all Stockholders attend this Meeting, if possible.

            Our Annual Report for the year ended December 28, 1996, is enclosed. I hope you will read it carefully. Feel free to forward any questions you may have if you are unable to be present at the Meeting.

            Enclosed with this letter is a proxy authorizing three officers of the Corporation to vote your shares for you if you do not attend the Meeting. Whether or not you are able to attend the Meeting, I urge you to complete your proxy and return it to our transfer agent, American Stock Transfer and Trust Company, in the enclosed addressed, postage-paid envelope, as a quorum of the Stockholders must be present at the Meeting, either in person or by proxy.

            I would appreciate your immediate attention to the mailing of this proxy.

                                     Yours very truly,





                                     EARL R. LEWIS
                                     Chairman and Chief Executive
                                     Officer
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









       THERMO OPTEK CORPORATION
       8E Forge Parkway
       Franklin, Massachusetts 02038

                                                          April 29, 1997

       To the Holders of the Common Stock of
       THERMO OPTEK CORPORATION


                           NOTICE OF ANNUAL MEETING
            The 1997 Annual Meeting of the Stockholders of Thermo Optek Corporation (the "Corporation") will be held on Monday, June 2, 1997 at 10:00 a.m. at The Hyatt Regency Hotel, Hilton Head, South Carolina. The purpose of the Meeting is to consider and take action upon the following matters:

            1.   Election of five directors.

            2. A proposal recommended by the Board of Directors to adopt an employees' stock purchase plan and to reserve 100,000 shares of the Corporation's Common Stock for issuance thereunder.

            3. Such other business as may properly be brought before the Meeting and any adjournment thereof.

            The transfer books of the Corporation will not be closed prior to the Meeting, but, pursuant to appropriate action by the Board of Directors, the record date for the determination of the Stockholders entitled to notice of and vote at the Meeting is April 7, 1997.

            The By-laws require that the holders of a majority of the stock issued and outstanding and entitled to vote be present or represented by proxy at the Meeting in order to constitute a quorum for the transaction of business. It is important that your shares be represented at the Meeting regardless of the number of shares you may hold. Whether or not you are able to be present in person, please sign and return promptly the enclosed proxy in the accompanying envelope, which requires no postage if mailed in the United States.

            This Notice, the proxy and proxy statement enclosed herewith are sent to you by order of the Board of Directors.

                                          SANDRA L. LAMBERT
                                                  Secretary


                                        2
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                                PROXY STATEMENT

            The enclosed proxy is solicited by the Board of Directors of Thermo Optek Corporation (the "Corporation") for use at the 1997 Annual Meeting of the Stockholders (the "Meeting") to be held on Monday, June 2, 1997, at 10:00 a.m. at The Hyatt Regency Hotel, Hilton Head, South Carolina, and any adjournment thereof. The mailing address of the executive office of the Corporation is 8E Forge Parkway, Franklin, Massachusetts 02038. This proxy statement and the enclosed proxy were first furnished to Stockholders of the Corporation on or about May 2, 1997.
                               VOTING PROCEDURES

            The Board of Directors intends to present to the Meeting the election of five directors, constituting the entire Board of Directors, as well as one other matter: a proposal to adopt an employees' stock purchase plan and to reserve 100,000 shares of common stock of the Corporation, $.01 par value ("Common Stock"), for issuance under the employees' stock purchase plan.

            The representation in person or by proxy of a majority of the outstanding shares of Common Stock entitled to vote at the Meeting is necessary to provide a quorum for the transaction of business at the Meeting. Shares can only be voted if the Stockholder is present in person or is represented by returning a properly signed proxy. Each Stockholder's vote is very important. Whether or not you plan to attend the Meeting in person, please sign and promptly return the enclosed proxy card, which requires no postage if mailed in the United States. All signed and returned proxies will be counted towards establishing a quorum for the Meeting, regardless of how the shares are voted.

            Shares represented by proxy will be voted in accordance with your instructions. You may specify your choice by marking the appropriate box on the proxy card. If your proxy card is signed and returned without specifying choices, your shares will be voted for the management nominees for directors, for the management proposal, and as the individuals named as proxy holders on the proxy deem advisable on all other matters as may properly come before the Meeting.

            In order to be elected a director, a nominee must receive
       the affirmative vote of a majority of the shares of Common Stock present and entitled to vote on the election. For the management proposal to adopt the employees' stock purchase plan, the affirmative vote of a majority of shares present in person or represented by proxy, and entitled to vote on the matter, is necessary for approval. Withholding authority to vote for a nominee for director or an instruction to abstain from voting on the proposal will be treated as shares present and entitled to vote and, for purposes of determining the outcome of the vote, will have the same effect as a vote against the nominee or the proposal. With respect to the election of directors and the adoption of the employees' stock purchase plan, broker
                                        3
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       "non-votes" will not be treated as shares present and entitled to vote on a voting matter and will have no effect on the outcome of the vote. A broker "non-vote" occurs when a nominee holding shares for a beneficial holder does not have discretionary voting power and does not receive voting instructions from the beneficial owner.

            A Stockholder who returns a proxy may revoke it at any time before the Stockholder's shares are voted at the Meeting by written notice to the Secretary of the Corporation received prior to the Meeting, by executing and returning a later-dated proxy or by voting by ballot at the Meeting.

            The outstanding stock of the Corporation entitled to vote (excluding shares held in treasury by the Corporation) as of April 7, 1997 consisted of 48,450,000 shares of Common Stock. Only Stockholders of record at the close of business on April 7, 1997 are entitled to vote at the Meeting. Each share is entitled to one vote.

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                                - PROPOSAL 1 -

                             ELECTION OF DIRECTORS

            Five directors are to be elected at the Meeting, each to hold office until his successor is chosen and qualified or until his earlier resignation, death or removal.

       Nominees For Directors
            Set forth below are the names of the persons nominated as directors, their ages, their offices in the Corporation, if any, their principal occupation or employment for the past five years, the length of their tenure as directors and the names of other public companies in which such persons hold directorships. Information regarding their beneficial ownership of the Corporation's Common Stock and of the common stock of its parent company, Thermo Instrument Systems Inc. ("Thermo Instrument"), a manufacturer of analytical, environmental monitoring and process control instrumentation, and Thermo Instrument's parent company, Thermo Electron Corporation ("Thermo Electron"), a diversified high technology company, is reported under the caption "Stock Ownership." All of the nominees are currently directors of the Corporation.


       George N. Hatsopoulos Dr. Hatsopoulos, 70, has been chairman of the board and a director of the
                             Corporation since its inception in August
                             1995.  He has served as chairman and
                             chief executive officer of Thermo
                             Electron since he founded that company in 1956 and as its president from 1956 to January 1997. Dr. Hatsopoulos is also a director of Photoelectron Corporation, Thermedics Inc., Thermo Ecotek Corporation, Thermo Electron, Thermo Fibertek Inc., Thermo Instrument, ThermoQuest Corporation and ThermoTrex Corporation. Dr. Hatsopoulos is the brother of John N. Hatsopoulos, the chief financial officer and a vice president of the Corporation.

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       Stephen R. Levy       Mr. Levy, 56, has been a director of the
                             Corporation since November 1995.  Since
                             November 1995, Mr. Levy has been
                             president of The Apogee Group, Inc., a
                             company that he founded that provides
                             consulting services in high technology.
                             Mr. Levy served as chairman of the board and chief executive officer of BBN Corporation, a high technology company, from 1983 to 1994 and was president and chief executive officer of BBN Corporation from 1976 to 1983. He retired from BBN Corporation in 1995 and is currently its chairman emeritus. He is also a director of BBN Corporation and OneWave, Inc.

       Earl R. Lewis         Mr. Lewis, 53, has been chief executive
                             officer and a director of the Corporation
                             since its inception in August 1995.  He
                             also served as the corporation's
                             president from August 1995 to April 1997.
                              Mr. Lewis has been president and chief
                             operating officer of Thermo Instrument
                             since March 1997 and January 1996,
                             respectively, was executive vice
                             president of Thermo Instrument from
                             January 1996 to March 1997, was a senior
                             vice president of Thermo Instrument from
                             January 1994 to January 1996, and was a
                             vice president of Thermo Instrument from
                             March 1992 to January 1994.  Mr. Lewis is
                             a director of Thermo BioAnalysis
                             Corporation, ThermoQuest Corporation,
                             ThermoSpectra Corporation and Trex
                             Medical Corporation.
       Robert A. McCabe      Mr. McCabe, 62, has been a director of
                             the Corporation since March 1996. He has served as president of Pilot Capital
                             Corporation, which is engaged in private investments and provides acquisition services, since 1987. Prior to that time, Mr. McCabe was a managing director of Lehman Brothers Inc., an investment banking firm. Mr. McCabe is also a director of Borg-Warner Security
                             Corporation, Church & Dwight Company and
                             Thermo Electron.

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





       Arvin H. Smith        Mr. Smith, 67, has been a director of the
                             Corporation since its inception in August
                             1995. Mr. Smith has been the chairman of the board and chief executive officer of Thermo Instrument since March 1997 and
                             1986, respectively, and was president of Thermo Instrument from 1986 to March
                             1997.  Mr. Smith also has been an
                             executive vice president of Thermo
                             Electron since 1991 and a senior vice
                             president of Thermo Electron from 1986 to 1991. Mr. Smith is also a director of Thermo BioAnalysis Corporation, Thermo
                             Instrument, Thermo Power Corporation,
                             ThermoQuest Corporation and ThermoSpectra
                             Corporation.


       Committees of the Board of Directors and Meetings
            The Board of Directors has established an Audit Committee and a Human Resources Committee, each consisting solely of outside directors. The present members of the Audit Committee are Mr. Levy (Chairman) and Mr. McCabe. The Audit Committee reviews the scope of the audit with the Corporation's independent public accountants and meets with them for the purpose of reviewing the results of the audit subsequent to its completion. The present members of the Human Resources Committee are Mr. Levy and Mr. McCabe (Chairman). The Human Resources Committee reviews the performance of senior members of management, recommends executive compensation and administers the Corporation's stock option and other stock-based compensation plans. The Corporation does not have a nominating committee of the Board of Directors. The Board of Directors met eight times, the Audit Committee met twice and the Human Resources Committee met six times during fiscal 1996. Each director attended at least 75% of all meetings of the Board of Directors and committees on which he served held during fiscal 1996.

       Compensation of Directors

            Cash Compensation
            Directors who are not employees of the Corporation, of Thermo Electron or of any other companies affiliated with Thermo Electron (also referred to as "outside directors") receive an annual retainer of $4,000 and a fee of $1,000 per day for attending regular meetings of the Board of Directors and $500 per day for participating in meetings of the Board of Directors held by means of conference telephone and for participating in certain meetings of committees of the Board of Directors. Payment of directors' fees is made quarterly. Dr. Hatsopoulos, Mr. Lewis and Mr. Smith are all employees of Thermo Electron or its subsidiaries and do not receive any cash compensation from the Corporation for their services as directors. Directors are also

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





       reimbursed for out-of-pocket expenses incurred in attending such meetings.

            Deferred Compensation Plan
            Under the Deferred Compensation Plan for directors (the "Deferred Compensation Plan"), a director has the right to defer receipt of his cash fees until he ceases to serve as a director, dies or retires from his principal occupation. In the event of a change in control or proposed change in control of the Corporation that is not approved by the Board of Directors, deferred amounts become payable immediately. Either of the following is deemed to be a change of control: (a) the occurrence, without the prior approval of the Board of Directors, of the acquisition, directly or indirectly, by any person of 50% or more of the outstanding Common Stock or the outstanding common stock of Thermo Instrument or 25% or more of the outstanding common stock of Thermo Electron; or (b) the failure of the persons serving on the Board of Directors immediately prior to any contested election of directors or any exchange offer or tender offer for the Common Stock or the common stock of Thermo Instrument or Thermo Electron to constitute a majority of the Board of Directors at any time within two years following any such event. Amounts deferred pursuant to the Deferred Compensation Plan are valued at the end of each quarter as units of the Corporation's Common Stock. When payable, amounts deferred may be disbursed solely in shares of Common Stock accumulated under the Deferred Compensation Plan. A total of 75,000 shares of Common Stock have been reserved for issuance under the Deferred Compensation Plan. As of March 1, 1997, deferred units equal to
       556.47 shares of Common Stock were accumulated under the Deferred Compensation Plan.

            Directors Stock Option Plan

            The Corporation's directors stock option plan (the "Directors Plan") provides for the grant of stock options to purchase shares of common stock of the Corporation to outside directors as additional compensation for their service as directors. The Directors Plan provides for the grant of stock options upon a director's initial appointment and, beginning in 2000, awards options to purchase 1,000 shares annually to outside directors. A total of 225,000 shares of Common Stock have been reserved for issuance under the Directors Plan.

            Under the Directors Plan, each eligible director was granted an option to purchase 45,000 shares upon the effective date of the Corporation's initial public offering. In addition, each new outside director who joined the Board of Directors during 1996 was granted an option to purchase 45,000 shares of Common Stock. The size of awards to new directors appointed to the Board of Directors after 1996 is reduced by 11,250 shares in each subsequent year. Outside directors who join the Board of Directors after 1999 would not receive an option grant upon their appointment or election to the Board of Directors, but would be
                                        8
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





       eligible to participate in the annual option awards described below. Options evidencing initial grants to directors are exercisable six months after the date of grant. The shares acquired upon exercise are subject to restrictions on transfer and the right of the Corporation to repurchase such shares at the exercise price in the event the director ceases to serve as a director of the Corporation or any other Thermo Electron company. The restrictions and repurchase rights lapse or are deemed to have lapsed in equal annual installments of 11,250 shares per year, starting with the first anniversary of the grant date, provided the director has continuously served as a director of the Corporation or any other Thermo Electron company since the grant date. These options expire on the fifth anniversary of the grant date, unless the director dies or otherwise ceases to serve as a director of the Corporation or another Thermo Electron company prior to that date.

            Outside directors will also receive an annual grant of options to purchase 1,000 shares of Common Stock, commencing with the Annual Meeting of the Stockholders to be held in 2000. The annual grant will be made at the close of business on the date of each Annual Meeting of the Stockholders of the Corporation to each outside director then holding office. Options evidencing annual grants may be exercised at any time from and after the six-month anniversary of the grant date of the option and prior to the expiration of the option on the third anniversary of the grant date. Shares acquired upon exercise of the options would be subject to repurchase by the Corporation at the exercise price if the recipient ceased to serve as a director of the Corporation or another Thermo Electron company prior to the first anniversary of the grant date.

            The exercise price for options granted under the Directors Plan is the average of the closing prices of the common stock as reported on the American Stock Exchange (or other principal market on which the common stock is then traded) for the five trading days preceding and including the date of grant, or, if the shares are not then traded, at the last price per share paid by third parties in an arms-length transaction prior to the
       option grant.   As of March 1, 1997, options to purchase 90,000
       shares had been granted under the Directors Plan, no options had lapsed or been exercised and options to purchase 135,000 shares of Common Stock were available for future grant under the Directors Plan.

       Stock Ownership Policies for Directors

            During 1996, the Human Resources Committee of the Board of Directors (the "Committee") established a stock holding policy
       for directors.   The stock holding policy requires each director
       to hold a minimum of 1,000 shares of Common Stock. Directors are requested to achieve this ownership level by the 1998 Annual Meeting of Stockholders. Directors who are also executive officers of the Corporation are required to comply with a
                                        9
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       separate stock holding policy established by the Committee in
       1996, which is described in "Committee Report on Executive Compensation - Stock Ownership Policies."

            In addition, the Committee adopted a policy requiring directors to hold a certain number of shares of the Corporation's Common Stock equal to one-half of their net option exercises over a period of five years. The net option exercise is determined by calculating the number of shares acquired upon exercise of a stock option, after deducting the number of shares that could have been traded to exercise the option and the number of shares that could have been surrendered to satisfy tax withholding obligations attributable to the exercise of the option. This policy is also applicable to executive officers and is described in "Committee Report on Executive Compensation - Stock Ownership Policies."

                                STOCK OWNERSHIP
            The following table sets forth the beneficial ownership of Common Stock, as well as the common stock of Thermo Instrument, the Corporation's parent company, and of Thermo Electron, Thermo Instrument's parent company, as of March 1, 1997, with respect to
       (i) each person who was known by the Corporation to own beneficially more than 5% of the outstanding shares of Common Stock, (ii) each director, (iii) each executive officer named in the summary compensation table under the heading "Executive Compensation" and (iv) all directors and current executive officers as a group.

            While certain directors and executive officers of the Corporation are also directors and executive officers of Thermo Instrument or its subsidiaries other than the Corporation, all such persons disclaim beneficial ownership of the shares of common stock owned by Thermo Instrument.







                                                      Thermo       Thermo
                                         Thermo Optek Instrument   Electron
        Name (1)                         Corporation  Systems Inc. Corporation
                                         (2)          (3)          (4)


        Thermo Instrument Systems Inc.   45,000,000   N/A          N/A

        George N. Hatsopoulos               110,000      143,314      3,512,279

        Kristine A. Langdon                  75,500       7,417        16,452

        Stephen R. Levy                      47,556       0            0

        Earl R. Lewis                       254,000      128,233      124,184

        Robert A. McCabe                     48,000       53,504       47,515

        Robert  J. Rosenthal                113,500      61,441       31,350

        Arvin H. Smith                       98,000       431,667      513,038

        All directors and current
        executive officers as a group
        (9 persons)                         872,556       925,472    4,916,584





       (1) Except as reflected in the footnotes to this table, shares beneficially owned consist of shares owned by the indicated person or by that person for the benefit of minor children and all share ownership includes sole voting and investment power.

       (2) Shares of the Common Stock beneficially owned by Dr. Hatsopoulos, Ms. Langdon, Mr. Levy, Mr. Lewis, Mr. McCabe, Dr. Rosenthal, Mr. Smith and all directors and executive officers as a group include 90,000, 75,000, 45,000, 225,000,
            45,000, 112,500, 90,000 and 778,500 shares, respectively,
            that such person or group has the right to acquire within 60 days of March 1, 1997, through the exercise of stock

                                       10
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            options. Shares of the Common Stock beneficially owned by
            Ms. Langdon include a total of 500 shares held by her as custodian for two minor children. Shares of the Common Stock beneficially owned by Mr. Lewis include 2,500 shares owned by his spouse and a total of 2,000 shares owned by two sons. No director or executive officer beneficially owned more than 1% of the Common Stock outstanding as of March 1, 1997; all directors and executive officers as a group beneficially owned 1.8% of the Common Stock outstanding as of such date.

       (3) Shares of the common stock of Thermo Instrument beneficially owned by Dr. Hatsopoulos, Ms. Langdon, Mr. Lewis, Mr. McCabe, Dr. Rosenthal, Mr. Smith and all directors and executive officers as a group include 93,750, 7,124, 112,500, 10,995, 60,890, 234,375 and 600,529 shares, respectively, that such person or group had the right to acquire within 60 days after March 1, 1997, through the exercise of stock options. Shares of the common stock of Thermo Instrument beneficially owned by Dr. Hatsopoulos, Mr. Smith and all directors and executive officers as a group include 529, 530 and 1,984 shares, respectively, allocated through March 1, 1997, to their respective accounts maintained pursuant to Thermo Electron's employee stock ownership plan, of which the trustees, who have investment power over its assets, are executive officers of Thermo Electron (the "ESOP"). Shares beneficially owned by Dr. Hatsopoulos include 21,368 shares held by his spouse and 50 shares allocated to the account of his spouse maintained pursuant to the ESOP. Shares beneficially owned by Mr. Lewis include 2,390 shares held by Mr. Lewis' spouse. The directors and executive officers of the Corporation did not individually or as a group beneficially own more than 1% of the common stock of Thermo Instrument outstanding as of March 1, 1997.

       (4) The shares of the common stock of Thermo Electron shown in the table reflect a three-for-two split of such stock distributed in June 1996 in the form of a 50% stock dividend. Shares of the common stock of Thermo Electron beneficially owned by Dr. Hatsopoulos, Ms. Langdon, Mr. Lewis, Mr. McCabe, Dr. Rosenthal, Mr. Smith and all directors and executive officers as a group include 1,499,500, 15,750, 121,536, 9,375, 30,900, 222,411 and
            2,426,731 shares, respectively, that such person or group has the right to acquire within 60 days of March 1, 1997, through the exercise of stock options. Shares of the common stock of Thermo Electron beneficially owned by Dr. Hatsopoulos, Mr. Smith and all directors and executive officers as a group include 2,164, 1,717 and 7,139 full shares, respectively, allocated to accounts maintained pursuant to the ESOP. Shares of the common stock of Thermo Electron beneficially owned by Mr. McCabe and all directors and executive officers as a group include 34,725 full shares
                                       11
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





            allocated to Mr. McCabe's account under Thermo Electron's deferred compensation plan for directors. Shares of the common stock of Thermo Electron beneficially owned by Dr. Hatsopoulos include 89,601 shares held by Dr. Hatsopoulos' spouse, 168,750 shares held by a QTIP trust of which Dr. Hatsopoulos' spouse is the trustee, 39,937 shares held by a family trust of which Dr. Hatsopoulos' spouse is the trustee, and 153 shares allocated to the account of Dr. Hatsopoulos' spouse maintained pursuant to the ESOP. Shares beneficially owned by Ms. Langdon include 310 shares held by her as custodian for two minor children. No director or executive officer beneficially owned more than 1% of the common stock of Thermo Electron outstanding as of March 1, 1997, except Dr. Hatsopoulos who beneficially owned 2.3% of such stock; all directors and executive officers as a group beneficially owned approximately 3.2% of the Thermo Electron common stock outstanding as of such date.

       (5) As of March 1, 1997, Thermo Instrument beneficially owned 93% of the outstanding Common Stock. Thermo Instrument's address is 1275 Hammerwood Avenue, Sunnyvale, California 94089. As of March 1, 1997, Thermo Instrument had the power to elect all of the members of the Corporation's Board of Directors. Thermo Instrument is a majority owned subsidiary of Thermo Electron, and therefore Thermo Electron may be deemed a beneficial owner of the shares of Common Stock beneficially owned by Thermo Instrument. Thermo Electron disclaims beneficial ownership of these shares.

       Section 16(a) Beneficial Ownership Reporting Compliance

            Section 16(a) of the Securities Exchange Act of 1934 requires the Corporation's directors and executive officers, and beneficial owners of more than 10% of the Common Stock, such as Thermo Instrument and its parent company, Thermo Electron, to file with the Securities and Exchange Commission initial reports of ownership and periodic reports of changes in ownership of the Corporation's securities. Based upon a review of such filings, all Section 16(a) filing requirements applicable to such persons were complied with during 1996, except in the following instances. Mr. Stephen R. Levy, a director of the Corporation, filed one Form 4 late reporting one transaction. Thermo Instrument filed three Forms 4 late, reporting a total of three transactions consisting of the lapse and cancellation of options to purchase the Common Stock granted to its employees. Thermo Electron filed six Forms 4 late, reporting a total of 21 transactions, including the three transactions described above for Thermo Instrument, an additional 16 open market purchases of Common Stock, one additional lapse and cancellation without exercise of options granted to its employees to purchase the Common Stock and one grant to employees of options to purchase the Common Stock.


                                       12
PAGE

                            EXECUTIVE COMPENSATION
       NOTE: All share amounts reported below have, in all cases, been adjusted as applicable to reflect a three-for-two stock split distributed in June 1996 with respect to the common stock of Thermo Electron in the form of a 50% stock dividend.

       Summary Compensation Table

            The following table summarizes compensation for services to the Corporation in all capacities awarded to, earned by or paid to the Corporation's chief executive officer and its two other most highly compensated executive officers for the last two fiscal years. No other executive officer of the Corporation met the definition of "highly compensated" within the meaning of the Securities and Exchange Commission's executive compensation disclosure rules.

            The Corporation is required to appoint certain executive officers and full-time employees of Thermo Electron as executive officers of the Corporation, in accordance with the Thermo Electron Corporate Charter. The compensation for these executive officers is determined and paid entirely by Thermo Electron. The time and effort devoted by these individuals to the Corporation's affairs is provided to the Corporation under the Corporate Services Agreement between the Corporation and Thermo Electron. Accordingly, the compensation for these individuals is not reported in the following table.









                                 Summary Compensation Table


                                                        Long Term
                                                        Compensation
                                                        Securities
                                                        Underlying
                                     Annual             Options (No. of
        Name and              Fiscal Compensation       Shares         All Other
        Principal Position    Year   Salary   Bonus     and Company (1)Compensation
                                                                       (2)

        Earl R. Lewis (3)     1996   $72,000  $64,000   225,000  (TOC) $11,550   (4)

         Chief Executive                                2,000    (TFG)
        Officer
                                                        2,000    (TLT)

                                                        2,000    (TSR)

                              1995   $123,250 $76,500     150    (TMO) $6,750

                                                        7,500    (TBA)

                                                        5,000    (TLZ)


        Robert J. Rosenthal   1996   $135,000 $120,000  112,500  (TOC) $4,500
        (5)
                                                           150   (TMO)
        President and
          Chief Operating                               10,000   (TMQ)
        Officer


                              1995   $119,945 $97,000   15,000   (TMO) $4,500

                                                        2,000    (TBA)



        Kristine A. Langdon   1996   $100,000 $40,000   75,000   (TOC) $5,344

          Vice President                                 5,000   (TMQ)

                              1995   $ 93,000 $35,000    --            $5,198




       (1) Options granted by the Corporation are designated in the table as "TOC." In addition, the named executive officers have been granted options to purchase common stock of Thermo Electron companies from time to time as part of Thermo Electron's stock option program. Options have been granted to the named executive officers during the last two fiscal years in the following Thermo Electron companies: Thermo BioAnalysis Corporation (designated in the table as TBA), Thermo Electron (designated in the table as TMO) Thermo Fibergen Inc. (designated in the table as TFG), ThermoLase Corporation (designated in the table as TLZ), ThermoLyte Corporation (designated in the table as TLT), ThermoQuest Corporation (designated in the table as TMQ) and Thermo Sentron Inc. (designated in the table as TSR).

       (2) Represents the amount of matching contributions made by the individual's employer on behalf of named executive officers participating in the Thermo Electron 401(k) plan or the

                                       13
PAGE

            Nicolet Retirement Savings Plan.

       (3) Mr. Lewis was appointed chief executive officer of the Corporation in August 1995 and vice president of Thermo Electron in September 1996. Mr. Lewis was also appointed chief operating officer of Thermo Instrument effective January 1996, and as such, is responsible for the day-to-day operations of Thermo Instrument. A portion of Mr. Lewis' annual cash compensation (salary and bonus) has been allocated to and paid by Thermo Instrument and Thermo Electron in each of the last two fiscal years for the time he devoted to his responsibilities to these companies. The annual cash compensation (salary and bonus) reported in the table for Mr. Lewis represents the amount paid by the Corporation and all other sources solely for Mr. Lewis' services as its chief executive officer. For calendar 1996 and 1995, approximately 40% and 85%, respectively, of Mr. Lewis' salary and bonus earned in all capacities throughout the Thermo Electron organization was paid by the Corporation
            for his services as chief executive officer.   In addition,
            Mr. Lewis has been granted options to purchase shares of the common stock of Thermo Electron and certain of its subsidiaries other than the Corporation from time to time by Thermo Electron or such other subsidiaries. These options are not reported in this table as they were granted as compensation for service to other Thermo Electron companies in capacities other than in his capacity as the chief executive officer of the Corporation.

       (4) In addition to the matching contribution referred to in footnote (2), such amount includes $4,800, which represents the amount of compensation attributable to an interest-free loan provided to Mr. Lewis pursuant to the Corporation's stock holding assistance plan. See "Relationship with Affiliates - Stock Holding Assistance Plan."

       (5) Dr. Rosenthal was appointed president of the Corporation in April 1997. He was appointed an executive vice president and chief operating officer of the Corporation in December 1996. Prior to that date, he was a senior vice president of the Corporation.

       Stock Options Granted During Fiscal 1996

            The following table sets forth information concerning individual grants of stock options made during fiscal 1996 to the Corporation's chief executive officer and the other named executive officers. It has not been the Corporation's policy in the past to grant stock appreciation rights, and no such rights were granted during fiscal 1996.










                                   Option Grants in Fiscal 1996





                                                                    Potential Realizable
                                       Percent of                   Value at Assumed
                       Number of       Total                        Annual Rates of Stock
                       Securities      Options      Exercise        Price Appreciation for
                       Underlying      Granted to   Price   Expira- Option Term (2)
                       Options         Employees in Per     tion

        Name           Granted (1)     Fiscal Year  Share   Date    5%          10%

        Earl R. Lewis  225,000 (TOC) 12.1%        $12.00  04/11/08 $2,148,750  $5,773,500
        (3)
                         2,000 (TFG) 0.4%     (4) $10.00  09/12/08 $   15,920     $42,760

                         2,000 (TLT) 0.6%     (4) $10.00  03/11/08 $   15,920     $42,760

                         2,000 (TSR) 0.4%     (4) $14.00  03/11/08 $   22,280     $59,880


        Robert J.      112,500 (TOC) 6.0%         $12.00  04/11/08 $1,074,375  $2,886,750
        Rosenthal
                           150 (TMO) 0.01%    (4) $42.79  05/22/99 $    1,011      $2,124

                        10,000 (TMQ) 0.4%     (4) $13.00  02/08/08 $  103,500    $278,000


        Kristine A.    75,000  (TOC) 4.0%         $12.00  04/11/08 $  716,250  $1,924,500
        Langdon
                        5,000  (TMQ) 0.2%     (4) $13.00  02/08/08 $   51,750  $  139,000


                                       14
PAGE

       (1) All of the options granted during the fiscal year are immediately exercisable as of the end of the fiscal year, except options to purchase the common stock of ThermoLyte Corporation, which are not exercisable until the earlier of
            (i) 90 days after the effective date of the registration of that company's common stock under Section 12 of the Securities Exchange Act of 1934 (the "Exchange Act") and
            (ii) nine years after the grant date. In all cases, the shares acquired upon exercise are subject to repurchase by the granting corporation at the exercise price if the optionee ceases to be employed by such corporation or another Thermo Electron company. The granting corporation may exercise its repurchase rights within six months after the termination of the optionee's employment. For publicly traded companies, the repurchase rights generally lapse ratably over a five- to ten-year period, depending on the option term, which may vary from seven to twelve years, provided the optionee continues to be employed by the Corporation or another Thermo Electron company. For companies that are not publicly traded, the repurchase rights lapse in their entirety on the ninth anniversary of the grant date. Certain options granted as part of Thermo Electron's stock option program have three-year terms, and the repurchase rights lapse in their entirety on the second anniversary of the grant date. The granting corporation may permit the holder of options to exercise options and to satisfy tax withholding obligations by surrendering shares equal in fair market value to the exercise price or withholding obligation.

       (2) The amounts shown on this table represent hypothetical gains that could be achieved for the respective options if exercised at the end of the option term. These gains are based on assumed rates of stock appreciation of 5% and 10% compounded annually from the date the respective options were granted to their expiration date. The gains shown are net of the option exercise price, but do not include deductions for taxes or other expenses associated with the exercise. Actual gains, if any, on stock option exercises will depend on the future performance of the common stock of the granting corporation, the optionee's continued employment through the option period and the date on which the options are exercised.

       (3) Mr. Lewis has been granted options to purchase shares of the common stock of Thermo Electron and its subsidiaries other than the Corporation. These options are not reported in the table as they were granted as compensation for service to other Thermo Electron companies in capacities other than Mr. Lewis' capacity as chief executive officer of the Corporation.

       (4)  These options were granted under stock option plans
                                       15
PAGE
            maintained by Thermo Electron companies other than the Corporation and accordingly are reported as a percentage of total options granted to employees of Thermo Electron and its subsidiaries.

       Stock Options Exercised During Fiscal 1996 and Fiscal Year-End
       Values

            The following table reports certain information regarding stock option exercises during fiscal 1996 and outstanding stock options held at the end of fiscal 1996 by the Corporation's chief executive officer and the other named executive officers. No stock appreciation rights were exercised or were outstanding during fiscal 1996.











        Aggregated Option Exercises In Fiscal 1996
        And Fiscal 1996 Year-End Option Values



                                                        Number of
                                                        Unexercised
                                      Shares            Options at Fiscal     Value of
                                      Acquired          Year-End              Unexercised
                                      on       Value    (Exercisable/         In-the-Money
        Name           Company        Exercise Realized Unexercisable) (1)    Options

        Earl R. Lewis  Thermo Optek   --        --       225,000 /0            $0/--
        (2)

                       Thermo         --      --           2,000 /0      $  1,500/--
                       Fibergen

                       ThermoLyte     --      --               0 /2,000       --/$0(5)
                                                                                         (5)
                       Thermo Sentron --      --           2,000 /0            $0/--

        Robert J.      Thermo Optek   --      --         112,500 /0            $0/--
        Rosenthal
                       Thermo         --      --          30,900 /0(3)   $390,976/--
                       Electron

                       Thermo         --      --           2,000 /0        $6,250/--
                       BioAnalysis

                       Thermo         --      --          60,890 /0    $1,064,971/--
                       Instrument

                       ThermoQuest    --      --          10,000 /0            $0/--

                       ThermoSpectra  --      --           2,500 /0        $4,688/--


        Kristine A.    Therm Optek    --      --          75,000 /0            $0/--
        Langdon (4)

                       ThermoQuest    --      --           5,000 /0            $0/--


                       ThermoSpectra  --      --             400/0           $750/--



       (1) All of the options reported outstanding at the end of the fiscal year were immediately exercisable as of fiscal year-end, except options to purchase the common stock of ThermoLyte Corporation, which are not exercisable until the earlier of (i) 90 days after the effective date of the registration of that company's common stock under Section 12 of the Exchange Act and (ii) nine years after the grant date. In all cases, the shares acquired upon exercise of the options reported in the table are subject to repurchase by the granting corporation at the exercise price if the optionee ceases to be employed by such corporation or another Thermo Electron company. The granting corporation may exercise its repurchase rights within six months after the termination of the optionee's employment. For publicly traded companies, the repurchase rights generally lapse ratably over a five- to ten-year period, depending on the option term, which may vary from seven to twelve years, provided that the optionee continues to be employed by the Corporation or another Thermo Electron company. For companies that are not publicly traded, the repurchase rights generally lapse in their entirety on the ninth anniversary of the grant date. Certain options granted as a part of Thermo Electron's stock option program have three-year terms, and the repurchase rights lapse in their entirety on the second anniversary of the grant date. The granting corporation may permit the holder of such options to exercise options and to satisfy tax withholding obligations by surrendering shares equal in fair market value to the exercise price or withholding obligation.

       (2) Mr. Lewis also holds other unexercised options to purchase common stock of Thermo Electron and its subsidiaries other than the Corporation. These options are not reported here as they were granted as compensation for service to other
                                       16
PAGE

            Thermo Electron companies in capacities other than in his capacity as chief executive officer of the Corporation.

       (3) Options to purchase 15,750 shares of the common stock of Thermo Electron granted to Dr. Rosenthal are subject to the same terms as described in footnote (1), except that the repurchase rights of the granting corporation generally do not lapse until the tenth anniversary of the grant date. In the event of the employee's death or involuntary termination prior to the tenth anniversary of the grant date, the repurchase rights of the granting corporation shall be deemed to have lapsed ratably over a five-year period, commencing with the fifth anniversary of the grant date.

       (4) Ms. Langdon became an employee of the Corporation on April 1, 1994 and was named president of Thermo Vision Corporation, a wholly owned subsidiary of the Corporation, in January 1995. Prior to that date, she had been employed by Thermo Electron, and had been granted options to purchase shares of common stock of Thermo Electron and its subsidiaries other than the Corporation as compensation for her service to Thermo Electron. These options are not reported in the table as they were granted as compensation for service to other Thermo Electron companies and prior to her service to the Corporation.

       (5) No public market for the shares underlying these options existed at fiscal year-end. Accordingly, no value in excess of the exercise price has been attributed to these options.


                   COMMITTEE REPORT ON EXECUTIVE COMPENSATION
        Executive Compensation

            All decisions on compensation for the Corporation's executive officers are made by the Human Resources Committee of the Board of Directors (the "Committee"). In reviewing and establishing total cash compensation and stock-based compensation for executives, the Committee follows guidelines established by the Human Resources Committees of the Board of Directors of its parent corporations, Thermo Electron and Thermo Instrument. The executive compensation program presently consists of annual base salary ("salary"), short-term incentives in the form of annual cash bonuses, and long-term incentives in the form of stock options.

            The Committee believes that the compensation of executive officers should reflect the scope of their responsibilities, the success of the Corporation, and the contributions of each executive to that success. In addition, the Committee believes that base salaries should approximate the mid-point of competitive salaries derived from market surveys and that short-term and long-term incentive compensation should reflect the performance of the Corporation and the contributions of each
                                       17
PAGE
       executive.

            External competitiveness is an important element of the Committee's compensation policy. The competitiveness of the Corporation's compensation for its executives is assessed by comparing it to market data provided by its compensation consultant and by participating in annual executive compensation surveys, primarily "Project 777," an executive compensation survey prepared by Management Compensation Services, a division of Hewitt Associates. The majority of firms represented in the Project 777 survey are included in the Standard & Poor's 500 Index, but do not necessarily correspond to the companies included in the Corporation's peer group index, the Dow Jones Total Return Index for the Diversified Technology Industry Group.

            Principles of internal equity are also central to the Committee's compensation policies. Compensation considered for the Corporation's officers, whether cash or stock-based incentives, is also evaluated by comparing it to compensation of other executives within the Thermo Electron organization with comparable levels of responsibility for comparably sized business units.

            The process for determining each of these elements for the Corporation's executive officers is outlined below.

            Base Salary
            Base salaries are intended to approximate the mid-point of competitive salaries for similar organizations of comparable size and complexity to the Corporation. Executive salaries are adjusted gradually over time and only as necessary to meet this objective. Increases in base salary may be moderated by other considerations, such as geographic or regional market data, industry trends or internal fairness within the Corporation and Thermo Electron. It is the Committee's intention that over time the base salaries for the chief executive officer and the other named executive officers will approach the mid-point of competitive data. The salary increases in 1996 for the chief executive officer and the other named executive officers generally reflect this practice of gradual increases and moderation.

            Cash Bonus

            The Committee establishes a median potential bonus for each executive by using the market data on total cash compensation from the same executive compensation surveys as used to determine salaries. Specifically, the median potential bonus plus the salary of an executive officer is approximately equal to the mid-point of competitive total cash compensation for a similar position and level of responsibility in businesses having comparable sales and complexity to the Corporation. The actual bonus awarded to an executive officer may range from zero to three times the median potential bonus. The value within the
                                       18
PAGE
       range (the bonus multiplier) is determined at the end of each year by the Committee in its discretion. The Committee exercises its discretion by evaluating each executive's performance using a methodology developed by its parent corporation, Thermo Electron, and applied throughout the Thermo Electron organization. The methodology incorporates measures of operating returns, designed to measure profitability and contributions to shareholder value and are measures of corporate and divisional performance that are evaluated using graphs developed by Thermo Electron intended to reward performance that is perceived as above average and to penalize performance that is perceived as below average. The measures of operating returns used in the Committee's determinations in calendar 1996 measured return on net assets, growth in income, and return on sales, and the Committee's determinations also included a subjective evaluation of the contributions of each executive that are not captured by operating measures but are considered important to the creation of long-term value for the Stockholders. These measures of achievements are not financial targets that are met, not met or exceeded. The relative weighting of the operating measures and subjective evaluation varies among the executives, depending on their roles and responsibilities within the organization.

            The bonuses for named executive officers approved by the Committee with respect to 1996 performance in each instance exceeded the median potential bonus.

            Stock Option Program
            The primary goal of the Corporation is to excel in the creation of long-term value for the Stockholders. The principal incentive tool used to achieve this goal is the periodic award to key employees of options to purchase common stock of the Corporation and other Thermo Electron companies.

            The Committee and management believe that awards of stock options to purchase the shares of both the Corporation and other companies within the Thermo Electron group of companies accomplish many objectives. The grant of options to key employees encourages equity ownership in the Corporation, and closely aligns management's interests to the interests of all the Stockholders. The emphasis on stock options also results in management's compensation being closely linked to stock performance. In addition, because they are subject to vesting periods of varying durations and to forfeiture if the employee leaves the Corporation prematurely, stock options are an incentive for key employees to remain with the Corporation long-term. The Committee believes stock option awards in its parent companies, Thermo Electron and Thermo Instrument, and the other majority-owned subsidiaries of Thermo Electron and Thermo Instrument, are an important tool in providing incentives for performance within the entire organization.

            In determining awards, the Committee considers the average

                                       19
PAGE
       annual value of all options to purchase shares of the Corporation and other companies within the Thermo Electron organization that vest in the next five years. (Values are established using a modified Black-Scholes option pricing model.) As a guideline, the Committee strives to maintain the aggregate amount of net awards to purchase shares of Common Stock to all employees over a five-year period below 12% of the Corporation's outstanding common stock, although other factors such as unusual transactions and acquisitions and standards for awards of comparably situated companies may affect the number of awards granted.

            Awards are not made annually in conjunction with the annual review of cash compensation, but are made periodically. The Committee considers total compensation of executives, actual and anticipated contributions of each executive (which includes a subjective assessment by the Committee of the value of the executive's future potential within the organization), as well as the value of previously awarded options, as described above, in determining option awards. The option awards made in 1996 to the named executive officers with respect to the common stock of the majority-owned subsidiaries of the Corporation's parent company, Thermo Instrument, were made as part of Thermo Electron's overall stock option program and were determined by the human resources committee of the board of directors of the granting company using a similar analysis.

       Stock Ownership Policies

            During 1996, the Committee established a stock holding policy for executive officers of the Corporation. The stock holding policy specifies an appropriate level of ownership of the Corporation's Common Stock as a multiple of the officer's compensation. For the chief executive officer, the multiple is one times his base salary and reference bonus for the calendar year. For all other officers, the multiple is one times the officer's base salary. The Committee deemed it appropriate to permit officers to achieve these ownership levels over a three-year period.

            In order to assist officers in complying with the policy, the Committee also adopted a stock holding assistance plan under which the Corporation is authorized to make interest-free loans to officers to enable them to purchase shares of the Common Stock in the open market. The loans are required to be repaid upon the earlier of demand or the fifth anniversary of the date of the loan, unless otherwise authorized by the Committee. During 1996, Mr. Lewis, the Corporation's chief executive officer, received a loan in the principal amount of $194,029.50 under this plan. See "Relationship with Affiliates - Stock Holding Assistance Plan."

            The Committee also adopted a policy requiring its executive officers to hold shares of the Corporation's Common Stock acquired upon the exercise of stock options granted by the Corporation. Under this policy, executive officers are required
                                       20
PAGE
       to hold one-half of their net option exercises over a period of five years. The net option exercise is determined by calculating the number of shares acquired upon exercise of a stock option, after deducting the number of shares that could have been traded to exercise the option and the number of shares that could have been surrendered to satisfy tax withholding obligations attributable to the exercise of the options.

       Policy on Deductibility of Compensation

            The Committee has also considered the application of Section 162(m) of the Internal Revenue Code to the Corporation's compensation practices. Section 162(m) limits the tax deduction available to public companies for annual compensation paid to senior executives in excess of $1 million unless the compensation qualifies as "performance based" or is otherwise exempt under
       Section 162(m). The annual compensation paid to individual executives does not approach the $1 million threshold, and it is believed that stock incentive plans of the Corporation qualify as "performance based." Therefore, the Committee does not believe any further action is necessary in order to comply with Section 162(m). From time to time, the Committee will reexamine the Corporation's compensation practices and the effect of Section 162(m).

       1996 CEO Compensation
            Cash compensation for Mr. Earl R. Lewis is reviewed by both the Committee and the human resources committees of the board of directors of Thermo Electron and Thermo Instrument due to his responsibilities as the Corporation's chief executive officer, as the chief operating officer of Thermo Instrument and as a vice president of Thermo Electron. Each committee evaluates Mr. Lewis' performance and proposed compensation using a process similar to that used for the other executive officers of the Corporation. At the Thermo Instrument and Thermo Electron level, Mr. Lewis is evaluated on his performance related to the Corporation, as well as other operating units of Thermo Instrument and Thermo Electron for which he is responsible, weighted in accordance with the amount of time and effort devoted to each operation. The Corporation's Committee then reviews the analysis and determinations of the Thermo Electron committee, makes an independent assessment of Mr. Lewis' performance as it relates to the Corporation using criteria similar to that used for the other executive officers of the Corporation, and then agrees to an appropriate allocation of Mr. Lewis' compensation to be paid by the Corporation.

            In December 1996, the Committee conducted its review of Mr. Lewis' proposed salary for 1997 and bonus for 1996 performance. The Committee concurred in the recommendation made by the Thermo Electron committee and agreed to an allocation of 40% of Mr. Lewis' total cash compensation for 1996 to the Corporation, based on his relative responsibilities at the Corporation, Thermo

                                       21
PAGE

       Instrument and Thermo Electron.

            Awards to Mr. Lewis of options to purchase shares of the Corporation's Common Stock are reviewed and determined periodically by the Committee using criteria similar to that used for the other executive officers of the Corporation. The Committee awarded to Mr. Lewis 225,000 options to purchase shares of the Corporation's Common Stock in fiscal 1996. In addition to stock option awards by the Committee, Mr. Lewis may receive awards to purchase shares of the Common Stock of Thermo Electron or its other majority owned subsidiaries from time to time as part of Thermo Electron's stock option program due to his position as a chief executive officer of a majority owned subsidiary of Thermo Electron. The stock option awards to Mr. Lewis in fiscal 1996 with respect to shares of the following companies were awarded under this program: Thermo Fibergen Inc., ThermoLyte Corporation and Thermo Sentron Inc.

                          Robert A. McCabe (Chairman)
                                Stephen R. Levy


                         COMPARATIVE PERFORMANCE GRAPH
            The Securities and Exchange Commission requires that the Corporation include in this proxy statement a line-graph presentation comparing cumulative, five-year shareholder returns for the Corporation's Common Stock with a broad-based market index and either a nationally recognized industry standard or an index of peer companies selected by the Corporation. The Corporation's Common Stock has been publicly traded since June 7, 1996 and, as a result, the following graph commences as of such date. The Corporation has compared its performance with the American Stock Exchange Market Value Index and the Dow Jones Total Return Index for the Diversified Technology Industry Group.

          Comparison of Total Return Among Thermo Optek Corporation,
       the American Stock Exchange Market Value Index and the Dow Jones
                              Total Return Index
        for the Diversified Technology Industry Group from June 7, 1996 to December 27, 1996.

                             [GRAPH APPEARS HERE]


                                   06/07/96  12/27/96

                            TOC       100       82
                            AMEX      100       97
                           DJ DTC     100      115



            The total return for the Corporation's Common Stock (TOC), the American Stock Exchange Market Value Index (AMEX) and the Dow
                                       22
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





       Jones Total Return Index for the Diversified Technology Industry Group (DJ DTC) assumes the reinvestment of dividends, although dividends have not been declared on the Corporation's Common Stock. The American Stock Exchange Market Value Index tracks the aggregate performance of equity securities of companies listed on the American Stock Exchange. The Corporation's Common Stock is traded on the American Stock Exchange under the ticker symbol "TOC."

                         RELATIONSHIP WITH AFFILIATES
            Thermo Electron has adopted a strategy of selling a minority interest in subsidiary companies to outside investors as an important tool in its future development. As part of this strategy, Thermo Electron and certain of its subsidiaries have created several privately and publicly held subsidiaries, and Thermo Instrument has created the Corporation as a publicly held, majority-owned subsidiary. From time to time, Thermo Electron and its subsidiaries will create other majority-owned subsidiaries as part of its spinout strategy. (The Corporation and such other majority-owned Thermo Electron subsidiaries are hereinafter referred to as the "Thermo Subsidiaries.")

            Thermo Electron and each of the Thermo Subsidiaries recognize that the benefits and support that derive from their affiliation are essential elements of their individual performance. Accordingly, Thermo Electron and each of the Thermo Subsidiaries have adopted the Thermo Electron Corporate Charter (the "Charter") to define the relationships and delineate the nature of such cooperation among themselves. The purpose of the Charter is to ensure that (1) all of the companies and their stockholders are treated consistently and fairly, (2) the scope and nature of the cooperation among the companies, and each company's responsibilities, are adequately defined, (3) each company has access to the combined resources and financial, managerial and technological strengths of the others, and (4) Thermo Electron and the Thermo Subsidiaries, in the aggregate, are able to obtain the most favorable terms from outside parties.

            To achieve these ends, the Charter identifies the general principles to be followed by the companies, addresses the role and responsibilities of the management of each company, provides for the sharing of group resources by the companies and provides for centralized administrative, banking and credit services to be performed by Thermo Electron. The services provided by Thermo Electron include collecting and managing cash generated by members, coordinating the access of Thermo Electron and the Thermo Subsidiaries (the "Thermo Group") to external financing sources, ensuring compliance with external financial covenants and internal financial policies, assisting in the formulation of long-range planning and providing other banking and credit services. Pursuant to the Charter, Thermo Electron may also provide guarantees of debt or other obligations of the Thermo Subsidiaries or may obtain external financing at the parent level

                                       23
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





       for the benefit of the Thermo Subsidiaries. In certain instances, the Thermo Subsidiaries may provide credit support to, or on behalf of, the consolidated entity or may obtain financing directly from external financing sources. Under the Charter, Thermo Electron is responsible for determining that the Thermo Group remains in compliance with all covenants imposed by external financing sources, including covenants related to borrowings of Thermo Electron or other members of the Thermo Group, and for apportioning such constraints within the Thermo Group. In addition, Thermo Electron establishes certain internal policies and procedures applicable to members of the Thermo Group. The cost of the services provided by Thermo Electron to the Thermo Subsidiaries is covered under existing corporate services agreements between Thermo Electron and each of the Thermo Subsidiaries.

            The Charter presently provides that it shall continue in effect so long as Thermo Electron and at least one Thermo Subsidiary participate. The Charter may be amended at any time by agreement of the participants. Any Thermo Subsidiary, including the Corporation, can withdraw from participation in the Charter upon 30 days' prior notice. In addition, Thermo Electron may terminate a subsidiary's participation in the Charter in the event the subsidiary ceases to be controlled by Thermo Electron or ceases to comply with the Charter or the policies and procedures applicable to the Thermo Group. A withdrawal from the Charter automatically terminates the corporate services agreement and tax allocation agreement (if any) in effect between the withdrawing company and Thermo Electron. The withdrawal from participation does not terminate outstanding commitments to third parties made by the withdrawing company, or by Thermo Electron or other members of the Thermo Group, prior to the withdrawal. However, a withdrawing company is required to continue to comply with all policies and procedures applicable to the Thermo Group and to provide certain administrative functions mandated by Thermo Electron so long as the withdrawing company is controlled by or affiliated with Thermo Electron.

            As provided in the Charter, the Corporation and Thermo Electron have entered into a Corporate Services Agreement (the "Services Agreement") under which Thermo Electron's corporate staff provides certain administrative services, including certain legal advice and services, risk management, employee benefit administration, tax advice and preparation of tax returns, centralized cash management and financial and other services to the Corporation. The Corporation was assessed an annual fee equal to 1.0% of the Corporation's revenues for these services in fiscal 1996. The fee is reviewed annually and may be changed by mutual agreement of the Corporation and Thermo Electron. During fiscal 1996, Thermo Electron assessed the Corporation $3,506,000 in fees under the Services Agreement. Management believes that the charges under the Services Agreement are reasonable and that the terms of the Services Agreement are fair to the Corporation. For items such as employee benefit plans, insurance coverage and
                                       24
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





       other identifiable costs, Thermo Electron charges the Corporation based on charges attributable to the Corporation. The Services Agreement automatically renews for successive one-year terms, unless canceled by the Corporation upon 30 days' prior notice. In addition, the Services Agreement terminates automatically in the event the Corporation ceases to be a member of the Thermo Group or ceases to be a participant in the Charter. In the event of a termination of the Services Agreement, the Corporation will be required to pay a termination fee equal to the fee that was paid by the Corporation for services under the Services Agreement for the nine-month period prior to termination. Following termination, Thermo Electron may provide certain administrative services on an as-requested basis by the Corporation or as required in order to meet the Corporation's obligations under Thermo Electron's policies and procedures. Thermo Electron will charge the Corporation a fee equal to the market rate for comparable services if such services are provided to the Corporation following termination.

            The Corporation has entered into a Tax Allocation Agreement with Thermo Electron which outlines the terms under which the Corporation will be included in Thermo Electron's consolidated Federal and state income tax returns. Under current law, the Corporation will be included in such tax returns so long as Thermo Electron owns at least 80% of the outstanding common stock of Thermo Instrument and Thermo Instrument owns at least 80% of the outstanding Common Stock of the Corporation. In years in which the Corporation has taxable income, it will pay to Thermo Electron amounts comparable to the taxes the Corporation would have paid if it had filed its own separate company tax returns. If Thermo Instrument's equity ownership of the Corporation were to drop below 80%, the Company would file its own tax returns.

            In October 1995, Thermo Electron purchased $10,000,000 principal amount of the Corporation's 5% Convertible Subordinated Debentures due 2000, at par and on terms indentical to those offered to unaffiliated investors.

            From time to time, the Corporation may transact business with other companies in the Thermo Group. During fiscal 1996, these transactions included the following.

            The Corporation leases office and manufacturing space to ThermoSpectra Corporation ("ThermoSpectra"), a majority-owned subsidiary of Thermo Instrument, and Nicolet Biomedical Inc. ("Nicolet Biomedical"), a wholly owned subsidiary of Thermo Electron, pursuant to an arrangement whereby the Corporation charges ThermoSpectra and Nicolet Biomedical their allocated share of the occupancy expenses of the Corporation's principal Wisconsin facility, based on the space ThermoSpectra and Nicolet Biomedical utilize. The Corporation recorded operating lease income of $913,000 in 1996 from these affiliates. These leases are effective until December 31, 1998, but may be terminated by ThermoSpectra and Nicolet Biomedical upon 30 days' prior notice
                                       25
PAGE
       to the Corporation.

            The Corporation purchases and sells products in the ordinary course of business with other subsidiaries of Thermo Electron.
       In 1996, the Corporation sold a total of $28,155,000 of products to Thermo Electron subsidiaries and purchased a total of $8,680,000 of products from such companies.

            During 1996, the Corporation acquired various businesses from Thermo Instrument. In April 1996, the Corporation acquired the Mattson Instruments and Unicam Divisions of Analytical Technology, Inc. for $36,558,000 in cash. In November 1996, the Corporation acquired Applied Research Laboratories S.A., V.G. Elemental and four related sales offices for an aggregate of $55,196,000 in cash and the assumption of $16,593,000 in debt. The purchase price paid by the Corporation is subject to a post-closing adjustment to be negotiated with the former owner of these businesses.

            The Corporation's cash equivalents are invested in a repurchase agreement with Thermo Electron, pursuant to which the Corporation in effect lends cash to Thermo Electron, which Thermo Electron collateralizes with investments principally consisting of corporate notes, United States government agency securities, money market funds, commercial paper, and other marketable securities, in the amount of at least 103% of such obligation. The Corporation's funds subject to the repurchase agreement will be readily convertible into cash by the Corporation and have an original maturity of three months or less. The repurchase agreement earns a rate based on the 90-day Commercial Paper Composite Rate plus 25 basis points, set at the beginning of each quarter.

            Stock Holding Assistance Plan

            In 1996, the Corporation adopted a stock holding policy which requires its executive officers to acquire and hold a minimum number of shares of Common Stock. In order to assist the executive officers in complying with the policy, the Corporation also adopted a stock holding assistance plan under which it may make interest-free loans to certain key employees, including its executive officers, to enable such employees to purchase the Common Stock in the open market. During 1996, Mr. Lewis received a loan in the principal amount of $194,029.50 under this plan to purchase 15,000 shares of the Common Stock. The loan to Mr. Lewis is repayable upon the earlier of demand or the fifth anniversary of the date of the loan, unless otherwise authorized by the Human Resources Committee of the Corporation's Board of Directors.
                                -- PROPOSAL 2--

              PROPOSAL TO ADOPT AN EMPLOYEES' STOCK PURCHASE PLAN

            The Board of Directors has approved an employees' stock
                                       26
PAGE
       purchase plan (the "Stock Purchase Plan") and reserved 100,000 shares of the Corporation's Common Stock for issuance thereunder, subject to Stockholder approval. The Board of Directors is recommending that the Stockholders approve the Stock Purchase Plan and the reservation of shares at this Meeting. The purpose of the Stock Purchase Plan is to grant options to purchase shares of Common Stock of the Corporation to eligible employees of the Corporation. The Board of Directors believes that the Stock Purchase Plan is an important incentive in attracting and retaining key personnel, and motivating individuals to contribute significantly to the Corporation's future growth and success, and in aligning the long-term interest of these individuals with those of the Corporation's Stockholders. Accordingly, the Board of Directors acted to adopt the Stock Purchase Plan subject to Stockholder approval.

       Summary of the Stock Purchase Plan

            The full text of the Stock Purchase Plan is set forth in Attachment A to this proxy statement. A description of the principal features of the Stock Purchase Plan follows, but it is qualified in its entirety by reference to the full text.

            Participation; Administration
            All full-time employees and part-time employees working at least 20 hours per week and who have been employed for at least six months by the Corporation are eligible to participate in the Stock Purchase Plan, unless they own more that 5% of the Common Stock of the Corporation. For purposes of determining the term of employment, employees are credited with years of continuous employment with Thermo Electron or its other subsidiaries immediately prior to joining the Corporation. Options to purchase shares of Common Stock of the Corporation may be granted from time to time at the discretion of the Board of Directors, which also determines the date upon which such options are exercisable. The number of employees potentially eligible to participate in the Stock Purchase Plan is approximately 2,065 persons.

            Contributions
            A participating employee may purchase stock only through payroll deductions. Eligible employees are also permitted to participate in the Thermo Electron employees' stock purchase plan, which has substantially the same terms as the Stock Purchase Plan. The aggregate amount which may be contributed under the Thermo Electron employees' stock purchase plan and the Corporation's Stock Purchase Plan may not exceed 10% of the employee's gross salary or wages during the year. The Board of Directors may fix the aggregate amount that may be contributed to the Stock Purchase Plan each year in its discretion within such limitation. Employees are allowed to decrease, but not increase, the percentage of wages contributed once during the Stock Purchase Plan year. An employee may suspend his or her

                                       27
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





       contributions, but then is not permitted to contribute again for the remainder of the Stock Purchase Plan year.

            Terms of Options
            The exercise price is fixed on the grant date and is 95% of the fair market value for the Common Stock on such date. On the exercise date, participants may elect to use their accumulated payroll deductions to purchase shares at the exercise price. Participants must agree not to resell the shares so purchased for a period of six months following the exercise date. The options are nontransferable, and except in the case of death of the employee, may not be exercised if the employee is not still employed by the Corporation at the exercise date. If an employee dies, his or her beneficiary may withdraw the accumulated payroll deduction or use such deductions to purchase shares on the exercise date. A participant may elect to discontinue participation at any time prior to the exercise date and to have his or her accumulated payroll deduction refunded together with interest on such amount as fixed by the Board of Directors from time to time.

            Shares Subject to the Stock Purchase Plan

            The number of shares that are reserved for issuance under the Stock Purchase Plan will be 100,000 shares of the Corporation's Common Stock, subject to adjustment for stock splits and similar events. The proceeds received by the Corporation from exercise under the Stock Purchase Plan will be used for the general purposes of the Corporation. Shares issued under the Stock Purchase Plan may be authorized but unissued or shares reacquired by the Corporation and held in its treasury.

            Amendment and Termination
            The Stock Purchase Plan shall remain in full force and effect until suspended or discontinued by the Board of Directors. The Board of Directors may at any time or times amend or review the Stock Purchase Plan for any purpose which may at any time be permitted by law, or may at any time terminate the Stock Purchase Plan, provided that no amendment that is not approved by the Stockholders shall be effective if it would cause the Stock Purchase Plan to fail to satisfy the requirements of Rule 16b-3 (or any successor rule) of the Securities Exchange Act of 1934, as amended. No amendment of the Stock Purchase Plan may adversely affect the rights of any recipient of any option previously granted without such recipient's consent.

            Effective Date of the Stock Purchase Plan
            The Stock Purchase Plan will become effective as of November 1, 1997, provided that it is approved by the Stockholders at this Meeting.

       Federal Income Tax Aspects

            Federal income tax is not imposed upon an employee in the
                                       28
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





       year an option is granted or the year the shares are purchased pursuant to the exercise of the option granted under the Stock Purchase Plan. Federal income tax generally is imposed upon an employee when he or she sells or otherwise disposes of the shares acquired pursuant to the Stock Purchase Plan. When an employee sells or disposes of the shares, if such sale or disposition occurs more than two years from the grant date and more than one year from the exercise date, then Federal income tax assessed at ordinary rates will be imposed upon the amount by which the fair market value of the shares on the date of grant or disposition, whichever is less, exceeds the amount paid for the shares. In addition, the difference between the amount received by the employee at the time of sale and the employee's tax basis in the shares, which is equal to the amount paid on exercise of the option plus the amount recognized as ordinary income, will be recognized as a capital gain or loss. The Corporation will not be allowed a deduction under these circumstances for Federal income tax purposes. If the employee sells or disposes of the shares sooner than two years from the grant date or one year from the exercise date, then the employee's entire gain (the difference between the fair market value at disposition and the amount paid for the shares) will be taxed as ordinary income, and the Corporation would be entitled to a deduction equal to that amount.

            The closing price per share on the American Stock Exchange of the Common Stock on April 25, 1997 was $9.31.

       Recommendation

            The Board of Directors believes that adoption of the Stock Purchase Plan and the reservation of shares thereunder is important for the Corporation to attract and retain key employees and to be able to continue to offer them the opportunity to participate in the ownership and growth of the Corporation through an employees stock purchase plan. In addition, the Board of Directors believes the Stock Purchase Plan is in the best interest of the Corporation and its Stockholders and recommends that the Stockholders vote FOR the approval of the Stock Purchase Plan and the reservation of 100,000 shares of Common Stock thereunder. Thermo Instrument, which owned of record approximately 92% of the outstanding voting stock of the Corporation on April 7, 1997, has indicated its intention to vote for the proposal.

            The affirmative vote of a majority of the Common Stock present and entitled to vote on this proposal is required to approve the adoption of the Stock Purchase Plan and the reservation of 100,000 shares of Common Stock thereunder. The Board of Directors believes that the adoption of the Stock Purchase Plan is in the best interest of the Corporation and its Stockholders and recommends that you vote FOR approval of the Stock Purchase Plan and the reservation of the shares. If not otherwise specified, proxies will be voted FOR approval of this
                                       29
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





       proposal.

                 APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTANTS
            The Board of Directors has appointed Arthur Andersen LLP as independent public accountants for fiscal 1997. Arthur Andersen LLP has acted as independent public accountants for the Corporation since its inception in 1995. Representatives of that firm are expected to be present at the Meeting, will have the opportunity to make a statement if they desire to do so and will be available to respond to questions. The Board of Directors has established an Audit Committee, presently consisting of two outside directors, the purpose of which is to review the scope and results of the audit.

                                  OTHER ACTION
            Management is not aware at this time of any other matters
       that will be presented for action at the Meeting. Should any such matters be presented, the proxies grant power to the proxy holders to vote shares represented by the proxies in the discretion of such proxy holders.

                             STOCKHOLDER PROPOSALS

            Proposals of Stockholders intended to be presented at the 1998 Annual Meeting of the Stockholders of the Corporation must be received by the Corporation for inclusion in the proxy statement and form of proxy relating to that meeting no later than January 2, 1998.


























                                       30
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





                             SOLICITATION STATEMENT

            The cost of this solicitation of proxies will be borne by the Corporation. Solicitation will be made primarily by mail, but regular employees of the Corporation may solicit proxies personally, by telephone, facsimile transmission or telegram. Brokers, nominees, custodians and fiduciaries are requested to forward solicitation materials to obtain voting instructions from beneficial owners of stock registered in their names, and the Corporation will reimburse such parties for their reasonable charges and expenses in connection therewith.

       Franklin, Massachusetts
       April 29, 1997








































                                       31
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





       Attachment AA-34

       THERMO OPTEK CORPORATION

       EMPLOYEES' STOCK PURCHASE PLAN


       1.   Definitions.   As used in this Employees' Stock Purchase
       Plan of Thermo Optek Corporation, the following terms shall have the meanings respectively assigned to them below:

            (a) Base Compensation means annual or annualized base compensation, exclusive of overtime, bonuses, contributions to employee benefit plans, or other fringe benefits, sales commissions, moving expense reimbursements or other special payments.

            (b) Beneficiary means the person designated as beneficiary on the Participant's Membership Agreement or, if no such beneficiary is named, the person to whom the Option is transferred by will or under the applicable laws of descent and distribution.

            (c)  Board means the board of directors of the Company.

            (d) Code means the Internal Revenue Code of 1986, as amended.

            (e) Company means Thermo Optek Corporation, a Delaware corporation.

            (f) Company Stock means the common stock, $.01 par value, of the Company.

            (g) Eligible Employee means a person who is eligible under the provisions of Section 7 to receive an Option as of a particular Grant Date.

            (h) Enrollment Agreement means an agreement whereby a Participant authorizes the Company to withhold payroll deductions from his or her Gross Compensation.

            (i) Exercise Date means a date not more than one year after a Grant Date, as determined by the Board, on which Options must be exercised by Eligible Employees.

            (j) Grant Date means a date specified by the Board on which Options are to be granted to Eligible Employees.

            (k) Gross Compensation means Base Compensation plus sales commissions, overtime pay and cash bonuses.

            (1) Market Value means, as of a particular date, the last sale price of the Company Stock if such stock is reported on the
                                       32
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





       American Stock Exchange, or if not so reported, the average of bid and asked prices of the Company Stock last quoted by NASDAQ in the over-the-counter market on such date, as the case may be.

            (m) Option means an option to purchase shares of Stock granted under the Plan.

            (n) Option Shares means shares of Stock purchasable under an Option, which shares may not be transferred by the Participant until at least six months after the Exercise Date.

            (o) Participant means an Eligible Employee to whom an Option is granted and who authorizes the Company to withhold payroll deductions by completing an Enrollment Agreement.

            (p) Plan means this Employees' Stock Purchase Plan of the Company, as amended from time to time.

            (q) Related Corporation means any corporation which is a parent corporation of the Company, as defined in
                 Section 425(e) of the Code, and any corporation controlled by that parent corporation or the Company.

            (r) Rule 16b-3 means Rule 16b-3 and any successor rule promulgated under Section 16 of the Securities Exchange Act of 1934, as amended.

            (s)  Section 423 means Section 423 of the Code.

            2.   Purpose of the Plan.   The Plan is intended to
                 encourage ownership of Company Stock by employees of the Company and to provide additional incentive for the employees to promote the success of the business of the Company. It is intended that the Plan shall be an "employee stock purchase plan" within the meaning of
                 Section 423.

            3.   Term of the Plan.   The Plan shall become effective on
                 November 1, 1997. No option shall be granted under the Plan after November 2, 2007.

            4. Administration of the Plan. The Plan shall be administered by the Board, which annually shall determine whether to grant Options under the Plan, shall specify which dates shall be Grant Dates and Exercise Dates, and shall fix the respective maximum percentages of each Participant's Gross Compensation which may be withheld for the purpose of purchasing shares of Company Stock; provided, that, the maximum
                                          --------
                 aggregate percentage of each Participant's Gross Compensation which may be withheld for the purpose of purchasing shares of stock under this Plan and all
                                       33
PAGE
                 other employees stock purchase plans (as defined in Section 423(b) of the Code) administered by a Related Corporation and in which Eligible Employees may participate shall not exceed ten percent of the Participant's Gross Compensation. The Board shall have authority to interpret the Plan, to prescribe, amend and rescind rules and regulations relating to the Plan, to determine the terms of Options granted under the Plan, and to make all other determinations necessary or advisable for the administration of the Plan.

            The Board may appoint a committee, consisting of "non-employee directors" as defined in Rule 16b-3, to administer the Plan and may, in its sole and absolute discretion, delegate any or all of the functions specified herein regarding administration of the Plan to such committee.

            5. Termination and Amendment of Plan. The Board may terminate or amend the Plan at any time; provided, however, that
                                                ------------------
       no amendment, unless approved by the holders of a majority of the issued and outstanding shares of Company Stock shall be effective if it would cause the Plan to fail to satisfy the requirements of Rule 16b-3. No termination of or amendment to the Plan may adversely affect the rights of a Participant with respect to any Option held by the Participant as of the date of such termination or amendment.

            6. Shares of Stock Subject to the Plan. No more than an aggregate of 100,000 shares of Company Stock may be issued or delivered pursuant to the exercise of Options granted under the Plan, subject to adjustments made in accordance with Section 9.8. Option Shares may be either shares of Company Stock which are authorized but unissued or shares of Company Stock held by the Company in its treasury. If an Option expires or terminates for any reason without having been exercised in full, the unpurchased Option Shares shall become available for other Options granted under the Plan. The Company shall, at all times during which Options are outstanding, reserve and keep available shares of Company Stock sufficient to satisfy such Options, and shall pay all fees and expenses incurred by the Company in connection therewith. In the event of any capital change in the outstanding Company Stock as contemplated by Section 9.8, the number of shares of Company Stock reserved and kept available by the Company shall be appropriately adjusted.

            7. Persons Eligible to Receive Options. Each employee of the Company shall be granted an Option on each Grant Date on which such employee meets all of the following requirements:

            (a) The employee has completed at least six months of continuous employment for the Company or a Related Corporation. Employment shall include any leave of absence for military service, illness or other bona fide purpose which does not exceed the longer of 90
                                       34
PAGE
                 days or the period during which the absent employee's reemployment rights are guaranteed by statute or contract.

            (b) The employee is customarily employed by the Company for more than 20 hours per week and for more than five months per calendar year.

            (c) The employee will not, after grant of the Option, own stock possessing five percent or more of the total combined voting power or value of all classes of stock of the Company or of any Related Corporation. For purposes of this paragraph (c), the rules of Section 425(d) of the Code shall apply in determining the stock ownership of the employee, and stock which the employee may purchase under outstanding options shall be treated as stock owned by the employee.

            (d) Upon grant of the Option, the employee's rights to purchase stock under all employee stock purchase plans (as defined in Section 423(b) of the Code) of the Company and its Related Corporations will not accrue at a rate which exceeds $25,000 of fair market value of the Stock (determined as of the Grant Date for such Option) for each calendar year in which such Option is outstanding at any time. The accrual of rights to purchase Stock shall be determined in accordance with
                 Section 423(b) (8) of the Code.

            8. Dates for Granting Options. Options shall be granted on each date designated by the Board as a Grant Date.

            9.   Terms and Conditions of Options.

            9.1. General. All Options granted on a particular Grant Date shall comply with the terms and conditions set forth in Sections 9.3 through 9.12, and each Option shall be identical except as to the number of shares of Company Stock purchasable under the Option, which shall be determined in accordance with
       Section 9.2.

            9.2. Number of Shares. The maximum number of shares of Company Stock which a Participant shall be permitted to purchase shall be equal to the amount of the Participant's Gross Compensation permitted to be withheld for purchasing Company Stock during the period running from the Grant Date to the Exercise Date, divided by the purchase price determined in accordance with Section 9.3. The number of shares which a Participant is permitted to purchase may be further limited by the amount of payroll deductions actually withheld as of the Exercise Date.

            9.3. Purchase Price. The purchase price of Option Shares shall be 95 percent of the Market Value of Company Stock as of
                                       35
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       the Grant Date.  If the Grant Date shall fall on a Saturday,
       Sunday or other legal holiday, the Market Value shall be determined as of the trading day immediately preceding the Grant Date.

            9.4. Restrictions on Transfer. Options may not be transferred otherwise than by will or under the laws of descent and distribution, or pursuant to a qualified domestic relations order. An Option may not be exercised by anyone other than the Participant during the lifetime of the Participant. Option Shares may not be sold or otherwise transferred by the Participant until at least six months after the Exercise Date. The Company shall have the right to place a legend on all stock certificates representing Option Shares setting forth the restriction on transferability of such shares.

            9.5. Expiration. Each Option shall expire at the close of business on the Exercise Date or on such earlier date as may result from the operation of Section 9.6.

            9.6. Termination of Employment of Participant. If a Participant ceases for any reason, voluntary or involuntary (other than death or retirement), to be continuously employed by the Company or a Related Corporation, his or her Option shall immediately expire, and the Participant's accumulated payroll deductions shall be returned by the Company with interest pursuant to Section 9.12. For purposes of this Section 9.6, a Participant shall be deemed to be employed throughout any leave of absence for military service, illness or other bona fide purpose which does not exceed the longer of ninety days or the period during which the Participant's reemployment rights are guaranteed by statute or by contract. If the Participant does not return to active employment prior to the termination of such period, his or her employment shall be deemed to have ended on the 91st day of such leave of absence.

            9.7 Retirement or Death of Participant. If a Participant retires or dies, the Participant or, in the case of death, his or her Beneficiary, shall be entitled to withdraw the Participant's accumulated payroll deductions with interest pursuant to Section 9.12, or to purchase shares on the Exercise Date to the extent that the Participant would have been so entitled had he or she continued to be employed by the Company. The number of shares purchasable shall be limited by the amount of the participant's accumulated payroll deductions as of the date of his or her retirement or death. Accumulated payroll deductions shall be applied by the Company toward the purchase of shares unless the Participant or Beneficiary withdraws such funds prior to the Exercise Date.

            9.8 Capital Changes Affecting the Stock. In the event that, between the Grant Date and the Exercise Date of an Option, a stock dividend is paid or becomes payable in respect of Company Stock or there occurs a split-up or contraction in the number of
                                       36
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       shares of  Company Stock, the number of shares for which the
       Option may thereafter be exercised and the price to be paid for each such share shall be proportionately adjusted. In the event that, after the Grant Date, there occurs a reclassification or change of outstanding shares of Company Stock or a consolidation or merger of the Company with or into another corporation or a sale or conveyance, substantially as a whole, of the property of the Company, the Participant shall be entitled on the Exercise Date to receive shares of stock or other securities equivalent in kind and value to the shares of stock he or she would have held if he or she had exercised the Option in full immediately prior to such reclassification, change, consolidation, merger, sale or conveyance and had continued to hold such shares (together with all other shares and securities thereafter issued in respect thereof) until the Exercise Date. In the event that there is to occur a recapitalization involving an increase in the par value of Company Stock which would result in a par value exceeding the exercise price under an outstanding Option, the Company shall notify the Participant of such proposed recapitalization immediately upon its being recommended by the Board to the Company's shareholders, after which the Participant shall have the right to exercise his or her Option prior to such recapitalization; if the Participant fails to exercise the Option prior to recapitalization, the exercise price under the Option shall be appropriately adjusted. In the event that, after the Grant Date, there occurs a dissolution or liquidation of the Company, except pursuant to a transaction to which Section 425(a) of the Code applies, each Option to purchase Company Stock shall terminate, but the Participant holding such Option shall have the right to exercise his or her Option prior to such dissolution or liquidation.

            9.9. Payroll Deductions. Any Eligible Employee, who wishes to authorize payroll deductions for the purchase of Option Shares under the Plan, must complete and return to the human resources department of the Company prior to the Grant Date an Enrollment Agreement indicating the total percentage (which shall be a full integer between one and the maximum determined by the Board in accordance with Section 4 hereof) of his or her Gross Compensation which is to be withheld each pay period. Prior to the Exercise Date, the Participant shall be permitted only once to (a) withdraw accumulated payroll deductions, (b) discontinue payroll deductions, or (c) decrease, but not increase, the percentages of Gross Compensation withheld. The Participant may not recommence payroll deductions at any time prior to the Exercise Date.

            9.10. Exercise of Options. On the Exercise Date the Participant shall be deemed to have exercised his or her Option to purchase the maximum number of Option Shares purchasable by his or her accumulated payroll deductions, provided that:

            (a)  The number of Option Shares of Company Stock
            purchasable shall not exceed the number of shares the
                                       37
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





            Participant is entitled to purchase pursuant to Section 9.2.

            (b) If the total number of Option Shares of Company Stock which all Participants elect to purchase, together with any Option Shares of Company Stock already purchased under the Plan, exceeds the total number of shares of Company Stock which may be purchased under the Plan pursuant to Section 6, the number of shares of Company Stock which each Participant is permitted to purchase shall be decreased pro rata based
                                                        --------
            on the Participant's accumulated payroll deductions with respect to Company Stock in relation to all accumulated payroll deductions currently being withheld under the Plan with respect to Company Stock.

            (c) If the number of Option Shares purchasable includes a fraction, such number shall be adjusted to the next smaller whole number and the purchase price shall be adjusted accordingly.

            (d) Notwithstanding the foregoing, a Participant may notify the Company's human resources department at least 30 days prior to an Exercise Date, by completing an Enrollment/Change Agreement, that he or she elects not to exercise his or her Option and desires to withdraw his or her accumulated payroll deductions withheld under the Plan, as provided in Section 9.9.

            9.11. Delivery of Stock. Within a reasonable time after the Exercise Date, the Company shall deliver or cause to be delivered to the Participant a certificate or certificates for the number of shares purchased by the Participant. If any law or applicable regulation of the Securities and Exchange Commission or other body having jurisdiction in the premises shall require that the Company or the Participant take any action in connection with the shares being purchased under the Option, delivery of the certificate or certificates for such shares shall be postponed until the necessary action shall have been completed, which action shall be taken by the Company at its own expense, without unreasonable delay. The Participant shall have no rights as a shareholder in respect of shares for which he or she has not received a certificate.

            9.12. Return of Accumulated Payroll Deductions. In the event that the Participant or the Beneficiary is entitled to the return of accumulated payroll deductions, whether by reason of voluntary withdrawal, termination of employment, retirement, death, or in the event that accumulated payroll deductions exceed the price of Option Shares purchased, such amount, together with interest thereon at the rate fixed by the Board of Directors (which rate for a particular plan year running from Grant Date to Exercise Date shall be fixed annually by the Board of Directors prior to the commencement of such period), shall be returned within a reasonable time by the Company to the Participant or the Beneficiary, as the case may be; provided, however, that
                                        --------  -------
                                       38
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





       interest shall not be paid on any amount returned which is less than the purchase price of one Option Share of Company Stock for which such payroll deductions were withheld.



















































                                       39
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                                 FORM OF PROXY

                           THERMO OPTEK CORPORATION

       PROXY FOR ANNUAL MEETING OF STOCKHOLDERS TO BE HELD JUNE 2, 1997

         THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

            The undersigned hereby appoints John N. Hatsopoulos, Earl R. Lewis and Jonathan W. Painter, or any one of them in the absence of the others, as attorneys and proxies of the undersigned, with full power of substitution, for and in the name of the undersigned, to represent the undersigned at the Annual Meeting of the Stockholders of Thermo Optek Corporation, a Delaware corporation (the "Company"), to be held on Monday, June 2, 1997, at 10:00 a.m. at The Hyatt Regency Hotel, Hilton Head, South Carolina, and at any adjournment or postponement thereof, and to vote all shares of common stock of the Company standing in the name of the undersigned on April 7, 1997, with all of the powers the undersigned would possess if personally present at such meeting:


           (IMPORTANT - TO BE SIGNED AND DATED ON THE REVERSE SIDE.)


                 Please mark your
       [   x   ]      votes as in this
                 example.

                                                        FOR    WITHELD

       1   ELECTION OF DIRECTORS OF THE COMPANY (see    [  ]     [  ]
           reverse).
           FOR all nominees listed at right, except authority to vote withheld for the following nominees: (if any)

           Nominees:  George N. Hatsopoulos, Stephen
           R. Levy, Earl R. Lewis, Robert A. McCabe and Arvin H. Smith.


                                                 FOR  AGAINST  ABSTAIN
       2   Approve management proposal to       [  ]    [  ]     [  ]
           adopt the Corporation's employees'
           stock purchase plan and reserve
           100,000 shares of the common stock
           for issuance thereunder.





                                       40
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       3   In their discretion on such other    [  ]    [  ]     [  ]
           matters as may properly come before
           the Meeting.



       The shares represented by this Proxy will be voted "FOR" the proposals set forth above if no instruction to the contrary is indicated or if no instruction is given.

       Copies of the Notice of Meeting and of the Proxy Statement have been received by the undersigned.

       SIGNATURE(S)_______________________________________

       DATE_________________

       Note: This proxy should be dated, signed by the shareholder(s) exactly as his or her name appears hereon, and returned promptly in the enclosed envelope. Persons signing in a fiduciary capacity should so indicate. If shares are held by joint tenants or as community property, both should sign.